Exhibit 99.1

CONTACT:	Larry Magnesen	FOR IMMEDIATE RELEASE
(513) 534-8055

Fifth Third Appoints Jerry Burris and Eileen Mallesch to Bancorp Board of Directors

Cincinnati – Fifth Third Bancorp (Nasdaq: FITB) today announced the appointments of Jerry W. Burris and Eileen A. Mallesch to the Bancorp Board of Directors.

“Both of these individuals represent outstanding additions to the Board and we welcome them,” said Marsha C. Williams, chair of the Fifth Third Bancorp Board.

She added, “Jerry’s background as a CEO of Associated Materials, a privately held company, as well as his 20 years of management background with General Electric provide deep and broad management expertise. Eileen’s career includes roles as a CFO with Genworth Financial as well as a variety of other finance leadership roles at other companies including PepsiCo. That will enable her to make a substantial contribution to our board as well.”

Prior to serving as CEO and president of Associated Materials, LLC from 2011 to 2014, Jerry Burris was a senior executive with Barnes Group Inc. for five years, including serving as president of Precision Components. He also served in various management roles at GE, including president and CEO of Advanced Materials Quartz & Ceramics, general manager of Global Services for GE Healthcare, and general manager of Global Sourcing for GE Industrial Systems. He first joined GE in 1986.

Burris’ expertise includes strong technical marketing skills, a sound understanding of how best to integrate technology, rapid innovation, mergers and acquisitions, and cost and efficiency management based on his Six Sigma training and experiences.

Burris has been an independent director of Pentair plc. since 2007. He also serves as an advisor to GenNx360 Capital Partners, a private equity firm. Burris received his MBA from the J.L. Kellogg Graduate School of Management at Northwestern University and his BS in Electrical Engineering from Purdue University, and resides in Aurora, Ohio. His community involvement is extensive and has included roles with the Purdue University President’s Diversity Council and the North Carolina A&T State University College of Engineering.

“I’m pleased to be a part of such a strong and well-managed financial institution,” Burris said. “I have long admired Fifth Third’s commitment to the communities and industries it serves. I am excited about leveraging my background for the benefit of the Bank and its customers and contributing my perspective.”

Eileen Mallesch is a CPA and served as the senior vice president and CFO for Nationwide Insurance, Property and Casualty segment from 2005 to 2009. She has more than 25 years of broad finance and strategy experience in a variety of industries ranging from insurance and telecommunications to consumer products and manufacturing.

From 1998 to 2005, Mallesch progressed from controller to CFO at GE for its Group Insurance and Life businesses, culminating in her role as CFO at Genworth Financial Life Insurance segment, which was spun off from GE in 2004. She previously held finance leadership roles with PepsiCo and Asea Brown Boveri, a world leader in power and automation technology.

In addition to financial expertise, Mallesch’s has deep experience in enterprise resource planning and large scale technology integrations, strategic planning, managing acquisitions and divestitures, and risk and compliance management, particularly in regulated industries.

She currently serves on the boards of directors of State Auto Financial Corporation and Bob Evans Farms, Inc. and serves as the chair of the Audit committee for both. Earlier in 2016 Mallesch was named to the board of Libbey, Inc.

A graduate of the City University of New York with a bachelor’s degree in Accounting, Mallesch also is a member of the National Association of Corporate Directors (NACD), Women Corporate Directors (WCD) and American Institute of Certified Public Accountants (AICPA). She currently resides in Gahanna, Ohio and is actively involved in the community, including serving on the board for the Columbus College of Art and Design (CCAD).

“I am excited to serve on the board of Fifth Third,” said Mallesch. “This represents a terrific opportunity for me to bring my diverse set of business experiences to the Bank. I have personally seen the impact that Fifth Third has had on Columbus and central Ohio and am proud to be able to play a significant role in the future success of the Bank.”

About Fifth Third:

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $144 billion in assets and operates 1,191 full-service Banking Centers, including 94 Bank Mart® locations, most open seven days a week, inside select grocery stores and 2,541 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth and Asset Management. Fifth Third also has an 18.3% interest in Vantiv Holding, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2016, had $305 billion in assets under care, of which it managed $26 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the Nasdaq® Global Select Market under the symbol “FITB.” Fifth Third Bank was established in 1858.

Copyright © 2016. Fifth Third Bank, Member FDIC, Equal Housing Lender, All Rights Reserved.

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